EX-21.1

Subsidiaries of the Company

                                   State of
           Names                 Incorporation      D/B/A (if applicable)
------------------------------   -------------   --------------------------
The Healthy Edge, Inc.             Arizona
 (formerly Food For Health)
Chamberlin Natural Foods, Inc.     Florida       Chamberlin's Market & Cafe
Health Food Associates, Inc.       Oklahoma      Akin's Natural Foods Market
Hawaiian Natural Water Co., Inc.   Delaware